Exhibit 2

Japanese GAAP
Consolidation Financial Statements

(TRANSLATION)

August 4, 2004

Condensed Statements of Consolidated Financial Results

for the Three Months Ended June 30, 2004

Company Name:	NISSIN CO., LTD. (URL: http://www.nissin-f.co.jp/)

Stock Exchange Listings:	Tokyo Stock Exchange, First Section (Code: 8571) New York Stock Exchange (Trading Symbol: NIS)

President:	Kunihiko Sakioka, Representative Director

Inquiries:	Hitoshi Higaki, Managing Director and General Manager of Operations Control Division (Tel: +81-3-3348-2424)

Application of GAAP:	Japanese GAAP

Japanese GAAP
Consolidation Financial Statements

(Note: All amounts in these financial statements are rounded down to the nearest unit)

1.	Items Relating to the Preparation of Consolidated Interim Financial Statements

(1)	Applications of accounting principles by simplified method: None

(2)	Applications of different accounting principles from those used in the previous fiscal year: None

(3)	Changes in the scope of consolidation and application of equity method: Yes (addition of one consolidated subsidiary and exclusion of one equity-method affiliate)

2.	Summary of the Consolidated Financial Results for the Three Months Ended June 30, 2003 and 2004, and for the Year Ended March 31, 2004

1)	Consolidated Operating Results

	Three Months Ended June 30,				Year Ended March 31,
	2003		2004		2004
	Amount	Percentages	Amount	Percentages	Amount	Percentages

	(in millions except percentages)
Operating revenues	¥11,401	9.8%	¥10,622	(6.8)%	¥45,693	0.2%
Operating income	2,542	(7.8)	2,896	13.9	11,559	4.7
Ordinary income	2,485	(7.8)	2,753	10.8	11,112	3.7
Net income	1,254	(18.5)	3,460	175.8	6,186	18.7

	Three Months Ended June 30,		Year Ended March 31,
	2003	2004	2004

	(in yen)
Net income per share:
Basic	¥9.92	¥13.68	¥49.04
Diluted	9.92	12.42	45.21

Notes: 1.	On May 20, 2004, NISSIN completed a two-for-one stock split.

2.	The percentages indicated in the rows for operating revenues, operating income, ordinary income and net income represent the rates of increase (decrease) from the respective figures for the corresponding period of the previous fiscal year.

Japanese GAAP
Consolidation Financial Statements

Overview of Consolidated Operating Results

Japanese economy shows signs of recovery in the manufacturing sector and various other sectors as corporate profits and business conditions improved due to the increases in capital expenditures and exports. The trends in employment and personal consumption have also become positive. Overall, the business environment appears to have improved; however, small and medium-sized business entities with low creditworthiness remain in severe situations. The consumer loan and small business owner loan industries have become more competitive as a result of full-scale entry by banks and other non-financial institutions into these industries.

In this business environment, we focused our efforts on providing “Financial One Stop Service” as a “Total Financial Solution Provider,” by strengthening our alliances under our financial OEM strategy and integrated financial services for small business owners. To concentrate our management resources, we restructured our portfolio through the sale of most of our outstanding balance of consumer loans to Orient Credit Co., Ltd. on June 1, 2004. To improve our assets quality and future profitability, we continued to tighten our credit screening standards.

As the result of the sale of our consumer loans, the total balance of our loans outstanding as of June 30, 2004 is ¥131,695 million, a decrease of ¥41,073 million, or 23.8%, compared with the total balance of loans outstanding at the end of the corresponding period of the previous fiscal year.

Despite the increases in revenue from loan servicing and fees from credit guarantee businesses, the total operating revenues for the three months ended June 30, 2004 are ¥10,622 million, a decrease of ¥778 million, or 6.8%, compared with the operating revenues for the corresponding period of the previous fiscal year, due to the decrease in interest income following the sale of our consumer loans outstanding.

Financial costs for the three months ended June 30, 2004 are ¥766 million, a decreased of ¥119 million, or 13.5%, compared with financial costs for the corresponding period of the previous fiscal year, due to a decline in the balance of interest-bearing debts. Loan loss-related expenses for the three months ended June 30, 2004 are ¥2,329 million, a decrease of ¥1,583 million, or 40.5% compared with loan loss-related expenses for the corresponding period of the previous fiscal year, due to acquisition of higher quality assets through our strengthened alliances under our financial OEM strategy and tightened credit screening standards.#@Consequently, the total operating income rose to ¥2,896 million, an increase of ¥353 million, or 13.9%, compared with the total operating income for the corresponding period of the previous fiscal year.

As a result of the above and gain from reversal of allowance for loan losses of ¥3,327 million, net income rose to ¥3,460 million, an increase of ¥2,204 million, or 175.8%, compared with net income for the corresponding period of the previous fiscal year.

Japanese GAAP
Consolidation Financial Statements

Business Performance of the Various Business Segments

1.	Integrated Financial Services

(a)	Loan business

In the loan business, our core business, in order to continuously strengthen our alliances our under financial OEM strategy and our integrated financial services for small business owners, NISSIN newly established the Central Office Sales Department within the Sales & Marketing Control Division to acquire higher quality assets and improve future profitability by strengthening our sales and marketing. In addition, in order to increase our efficiency in connection with the sale of consumer loans receivable, we reorganized our business structure, rearranged staff allocation and integrated some of our branches and loan offices.

Consequently, although small-business owner loans and Business Timely loans continued to be acquired steadily though alliance related channels, as a result of the sale of our consumer loans outstanding, the total balance of our loans outstanding as of June 30, 2004 was ¥131,695 million, a decrease of ¥41,073 million, or 23.8%, compared with the total balance of loans outstanding at the end of the corresponding period of the previous fiscal year.

(b)	Credit guarantee business

In the credit guarantee business, NISSIN is strengthening its existing joint venture Shinsei Business Finance Co., Ltd. with Shinsei Bank., Limited, and its alliance venture Sanyo Club Co., Ltd. with Sanyo Electric Credit Group by utilizing the credit management know-how and expertise cultivated by NISSIN though its experience in the integrated loan services business. Additionally, NIS Lease Co., Ltd. provides credit guarantees collateralized by accounts receivable between corporations, and Nissin Credit Guarantee Co., Ltd. provides credit guarantees in connection with real estate leases.

In addition, on June 15, 2004, Nissin Credit Guarantee Co., Ltd. integrated its credit guarantee business into NIS Lease Co., Ltd.

As a result, our guaranteed loan outstanding balance as of June 30, 2004 rose to ¥4,515 million, an increase of ¥2,677 million, or 145.7%, compared with the total guaranteed loan outstanding balance at the end of the corresponding period of the previous fiscal year.

(c)	Leasing business

In the leasing business, NIS Lease Co., Ltd. provides financial services such as leases, installment loans and rentals to middle risk business owners, who frequently experience difficulty in fulfilling their financial needs in the existing lease market. As a result, the total assets held for leases and installment loans amounted to ¥1,588 million as of June 30, 2004.

As a result of the above and because of decreases in financial costs due to a decline in the balance of interest-bearing debts and improvement in the terms of our transactions, as well as decreases in loan loss-related expenses, even though operating revenues from integrated financial services for the three months ended June 30, 2004 decreased by ¥1,294 million, or 12.3%, to ¥9,208 million, compared with operating revenues from integrated financial services for the corresponding period of the previous fiscal year, operating income from integrated financial services increased by ¥342 million, or 14.8%, to ¥2,652 million, compared with operating income from integrated financial services for the corresponding period of the previous fiscal year.

Japanese GAAP
Consolidation Financial Statements

2.	Loan Servicing

In the loan servicing business conducted principally by Nissin Servicer Co., Ltd. which utilizes the credit management know-how and expertise cultivated by NISSIN though its experience in the integrated financial services business, Nissin Servicer Co., Ltd. has successfully operated in and expanded the business of purchasing and collecting distressed loans. Purchased loans receivable as of June 30, 2004 are ¥4,813 million, an increase of ¥1,521 million, or 46.2%, compared with purchased loans receivable at the end of the corresponding period of the previous fiscal year. As a result, for the three months ended June 30, 2004, operating revenues from loan servicing increased by ¥544 million, or 62.8%, to ¥1,410 million and operating income increased by ¥27 million, or 12.2%, to ¥251 million, compared with the respective figures for the corresponding period of the previous fiscal year.

3.	Other Businesses

Nissin Insurance Co., Ltd. operates as an agent for life or non-life insurance companies and NIS Real Estate Co., Ltd. operates in the real estate-related business in connection with real estate lease management. Both business operations were commenced to enhance our customer services. For the three months ended June 30, 2004, operating revenues from other businesses decreased by 85.7%, to ¥4 million, compared with the operating revenues from other businesses for the corresponding period of the previous fiscal year. This has contributed to operating loss of ¥12 million, compared with operating income of ¥8 million for the corresponding period of the previous fiscal year.

In addition, Nissin Credit Guarantee Co., Ltd. was renamed NIS Property Co., Ltd. on June 22, 2004, and plans to operate real estate-related business. On July 9, 2004, Matsuyama Nissin Investment Consulting (Shanghai) Co., Ltd. was established in Shanghai, China to start the business, which assist small and medium-sized corporations in increasing the volume of cross-border transaction between Japan and China. Also, on July 22, 2004, NIS Trading Co., Ltd. was established to act as a trading agent for small and medium-sized corporations and business owners.

2)	Changes in the Consolidated Financial Position

	June 30,		March 31,
	2003	2004	2004

	(in millions except percentages and per share data)
Total assets	¥196,957	¥196,971	¥207,955
Shareholders’ equity	46,001	61,438	53,832
Shareholders’ equity ratio (%)	23.4%	31.2%	25.9%
Shareholders’ equity per share (in yen)	363.68	242.77	425.90

Note:	On May 20, 2004, NISSIN completed a two-for-one stock split.

Consolidated Cash Flows

	Three Months Ended June 30,		Year Ended March 31,
	2003	2004	2004

	(in millions)
Net cash provided by operating activities	¥2,043	¥40,800	¥ 5,053
Net cash provided by (used in) investing activities	754	(2,107)	(2,184)
Net cash used in financing activities	(6,004)	(20,880)	(6,237)
Cash and cash equivalents at end of period	20,405	38,056	20,243

Overview of the Changes in Consolidated Financial Position

As of June 30, 2004, cash and cash equivalents (hereafter referred to as “cash”) increased to ¥38,065 million, an increase of ¥17,813 million, compared with cash at the end of the previous fiscal year. This is mainly due to the sale of most of the outstanding balance of unguaranteed consumer loans, despite increased payments for loan originations and redemption of bonds.

Japanese GAAP
Consolidation Financial Statements

(Cash Flows from Operating Activities)

Net cash provided by operating activities for the three months ended June 30, 2004 amounted to ¥40,800 million, compared with net cash of ¥2,043 million provided by operating activities for the corresponding period of the previous fiscal year. This change is mainly attributable to a net decrease in notes and loans receivable of ¥39,709 million, including the sale of the outstanding balance of consumer loans.

(Cash Flows from Investing Activities)

Net cash used in investing activities for the three months ended June 30, 2004 amounted to ¥2,107 million, compared with net cash of ¥754 million provided by investing activities for the corresponding period of the previous fiscal year. This change is mainly attributable to the purchases of software for new network infrastructure and investment securities.

(Cash Flows from Financing Activities)

Net cash used in financing activities for the three months ended June 30, 2004 amounted to ¥20,880 million, compared with net cash of ¥6,004 million used in financing activities for the corresponding period of the previous fiscal year. This change is mainly attributable to the redemption of bonds and repayment of borrowings.

(Reference 1) Summary of non-consolidated financial results for the three months ended June 30, 2004

Three Months Ended
June 30, 2004

(in millions)
Operating revenues	¥ 9,092
Operating income	2,873
Ordinary income	2,826
Net income	3,640

June 30, 2004

(in millions)
Total assets	¥190,647
Shareholders’ equity	60,946

3.	Consolidated Financial Forecasts for the Fiscal Year Ending March 31, 2005

Overview of Consolidated Financial Forecasts

During the three months ended June 30, 2004, the Japanese economy showed signs of recovery through improvements in production activities, corporate earnings and the employment condition. There has been no change to the Company’s consolidated and non-consolidated financial forecasts as the Company is achieving financial results as planned in line with its initial projections.

Japanese GAAP
Consolidation Financial Statements

— Special Note Regarding Forward-looking Statements —

The forward-looking statements about our industry, our business, our plans and objectives, our financial condition and our results of operations are based on our current expectations, assumptions, estimates and projections about our business, our industry and capital markets. These forward-looking statements are subject to various risks and uncertainties. These statements discuss future expectations, identify strategies, discuss market trends, contain projections of results of operations or of financial condition, or state other forward-looking information.

Important risks and factors that could cause our actual results to differ materially from the forward-looking statements include, without limitation:

•	the effect of weak domestic economic conditions;

•	competition from large consumer finance companies and other financial institutions;

•	our exposure to negative publicity for the consumer or business finance industries generally or us specifically;

•	potential changes to legislation, including restrictions on interest rates, to regulations for the money lending#@business and to government policy, including Japan’s monetary policy;

•	growing variety of legal means with which debtors can seek protection from creditors;

•	uncertain liquidity of Japan’s capital markets and availability of funding from lenders on favorable terms;

•	reliability of information or technological systems and networks;

•	influence over important decision by our president and his family;

•	our ability to pursue and maintain profitable joint ventures and strategic alliances;

•	regulations and increasing competition in the loan servicing market which Nissin Servicer Co., Ltd operates.

Known and unknown risks, uncertainties and other factors could cause our actual operating results to differ materially from those contained in or suggested by any forward-looking statement. We cannot promise that our expectations, projections, anticipated results, estimates or other information expressed in or underlying these forward-looking statements will turn out to be correct, and our actual results could materially differ from and be worse than our expectations.

Japanese GAAP
Consolidation Financial Statements

Attachment

(Note: All amounts in these financial statements are rounded down to the nearest unit.)

1.	Consolidated Interim Financial Statements

1)	Consolidated Balance Sheets

	June 30,
	2003		2004
		Percentage		Percentage
	Amount	of Total	Amount	of Total

	(in millions except percentages)
ASSETS:
Current Assets:
Cash and deposits	¥20,405		¥37,219
Notes and loans receivable	172,768		131,695
Purchased loans receivable	3,291		4,813
Short-term investments	—		999
Inventory	—		596
Other	2,914		4,491
Allowance for loan losses	(10,423)		(7,415)

Total Current Assets	188,956	95.9	172,401	87.5

Fixed Assets:
Tangible fixed assets
Land	950		355
Other	636		1,135

Total tangible fixed assets	1,587		1,491
Intangible fixed assets	611		1,591
Investments and other assets Investments and other assets	8,024		24,784
Allowance for loan losses	(2,222)		(3,297)

Total investments and other assets	5,802		21,486

Total Fixed Assets	8,001	4.1	24,569	12.5

Total Assets	¥196,957	100.0	¥196,971	100.0

(Continued)

Japanese GAAP
Consolidation Financial Statements

	June 30,
	2003		2004
		Percentage		Percentage
	Amount	of Total	Amount	of Total

	(in millions except percentages)
(Continued)
LIABILITIES:
Current Liabilities:
Accounts payable	¥—		¥407
Short-term borrowings	2,100		3,400
Current portion of long-term borrowings	49,655		49,601
Current portion of bonds	11,500		10,060
Commercial paper	2,800		2,600
Accrued income taxes	549		1,226
Accrued bonuses	275		273
Reserve for guarantee losses	18		139
Other	1,073		2,012

Total Current Liabilities	67,972	34.5	69,720	35.4

Long-term Liabilities:
Bonds	15,000		6,210
Convertible bond	10,000		10,000
Long-term borrowings	54,816		40,507
Asset backed commercial paper	2,772		4,801
Accrued retirement benefits — directors and statutory auditors	333		333
Other	61		3,787

Total Long-term Liabilities	82,983	42.1	65,640	33.3

Total Liabilities	150,956	76.6	135,361	68.7

MINORITY INTERESTS:
Minority interests	—	—	172	0.1

SHAREHOLDERS’ EQUITY:
Common stock	6,610	3.4	7,245	3.7
Additional paid-in capital	8,935	4.5	9,736	4.9
Retained earnings	33,072	16.8	40,293	20.4
Unrealized gain on investment securities	186	0.1	7,796	4.0
Treasury stock	(2,802)	(1.4)	(3,633)	(1.8)

Total Shareholders’ Equity	46,001	23.4	61,438	31.2

Total Liabilities, Minority Interests and Shareholders’ Equity	¥196,957	100.0	¥196,971	100.0

Japanese GAAP
Consolidation Financial Statements

2)	Consolidated Statements of Income

	Three Months Ended June 30,
	2003		2004
		Percentage		Percentage
		of Total		of Total
		Operating		Operating
	Amount	Revenues	Amount	Revenues

	(in millions except percentages)
Operating Revenues:
Interest income from notes and loans receivable	¥9,995		¥8,474
Revenue from purchased loans	865		1,145
Other financial income	0		0
Other operating income	539		1,002

Total operating revenues	11,401	100.0	10,622	100.0
Operating Expenses:
Financial costs	885		766
Costs of purchased loans collected	471		493
Other operating expenses	7,502		6,467

Total operating expenses	8,858	77.7	7,726	72.7

Operating Income	2,542	22.3	2,896	27.3

Other Income	16	0.1	13	0.1
Other Expenses	73	0.6	155	1.5

Ordinary Income	2,485	21.8	2,753	25.9

Special Gain	153	1.3	3,346	31.5
Special Losses	357	3.1	10	0.1

Income Before Income Taxes	2,282	20.0	6,089	57.3

Income Taxes:
Current	537		1,223
Deferred	490		1,394

Total income taxes	1,027	9.0	2,618	24.6

Minority Interests	—	—	11	0.1

Net Income	¥1,254	11.0	¥3,460	32.6

Japanese GAAP
Consolidation Financial Statements

3)	Consolidated Statements of Cash Flows

	Three Months Ended June 30,
	2003	2004
	Amount	Amount

	(in millions)
Operating Activities
Income before income taxes	¥2,282	¥6,089
Depreciation and amortization	25	50
Provision for loan losses	686	(3,533)
Provision for retirement benefits — directors and statutory auditors	(2)	—
Accrued bonuses	186	(345)
Interest income on deposits and dividends	(9)	(4)
Interest expenses	898	786
Gain on sales of fixed assets	(117)	—
Losses on sales of fixed assets	3	—
Impairment of investment securities	20	—
Charge-offs of loans receivable	3,218	2,503
Interest receivable	55	309
Advanced interest received	(0)	4
Directors’ and statutory auditors’ bonuses	(76)	(72)
Other	141	(149)

Sub-total	7,313	5,637
Interest on deposits and dividends received	5	4
Interest paid	(976)	(790)
Income taxes paid	(2,913)	(2,756)

Sub-total	3,428	2,095
Loan originations	(20,143)	(25,714)
Collections of loans receivable	18,993	33,495
Sale of loans receivable	—	31,927
Loans purchased	(686)	(266)
Collections of purchased loans	471	493
Factoring loans	(19)	4
Assets held for leases, net	—	(302)
Installment loans, net	—	(934)

Net cash provided by operating activities	2,043	40,800

Investing Activities
Restricted deposits pledged as collateral	—	(153)
Purchases of tangible fixed assets	(27)	(24)
Proceeds from sales of tangible fixed assets	347	—
Purchases of intangible fixed assets	(18)	(434)
Proceeds from sales of intangible fixed assets	17	—
Purchases of investment securities	(304)	(1,483)
Proceeds from sales of investment securities	768	34
Other	(27)	(44)

Net cash provided by (used in) investing activities	754	(2,107)

(Continued)

Japanese GAAP
Consolidation Financial Statements

	Three Months Ended June 30,
	2003	2004
	Amount	Amount

	(in millions)
(Continued)
Financing Activities
Proceeds from short-term borrowings	1,000	5,300
Repayment of short-term borrowings	(2,100)	(4,000)
Proceeds from commercial paper	2,900	4,600
Repayment of commercial paper	(2,500)	(5,200)
Proceeds from long-term borrowings	12,900	8,100
Repayment of long-term borrowings	(11,947)	(16,332)
Payments for redemption of bonds	(5,000)	(11,500)
Repayment of asset backed commercial paper	(802)	(1,664)
Increase of restricted deposit	(11)	(21)
Decrease of restricted deposit	16	35
Dividends paid	(471)	(534)
Purchases of treasury stock	(0)	(0)
Sales of treasury stock	14	108
Proceeds from exercise of stock warrants	—	53
Proceeds from issuance of new shares by subsidiaries	—	1
Other	(2)	175

Net cash used in financing activities	(6,004)	(20,880)

Effect of exchange rate changes on cash and cash equivalents	—	—

Net (decrease) increase in cash and cash equivalents	(3,206)	17,813
Cash and cash equivalents at beginning of period	23,612	20,243

Cash and cash equivalents at end of period	¥20,405	¥38,056

Japanese GAAP
Consolidation Financial Statements

4)	Significant Items Relating to the Preparation of Consolidated Interim Financial Statements

(1)	Scope of Consolidation

All subsidiaries are consolidated.

I.	Number of consolidated subsidiaries:	7 companies

II.	Names of consolidated subsidiaries:	Nissin Servicer Co., Ltd., NIS Property Co., Ltd., Nissin Insurance Co., Ltd., NIS Real Estate Co., Ltd., NIS Lease Co., Ltd., J One Investment Co., Ltd. and Bird’s Eye Technological Investment Corporation

In addition, Bird’s Eye Technological Investment Corporation was newly established and became a consolidated subsidiary during the three months ended June 30, 2004.

(2)	Application of the Equity Method

I.	Number of equity-method affiliates:	3 companies

II.	Names of equity-method affiliates:	Shinsei Business Finance Co., Ltd., Webcashing.com Co., Ltd., and CN Capital Co., Ltd.

III.	The equity method was not applied to Ascot Co., Ltd. for the three months ended June 30, 2004 because NISSIN believes that Ascot Co., Ltd. does not have a significant influence on NISSIN’s results of operations and financial position.

IV.	If the balance sheet date of an equity-method affiliate is different from that of the Company’s consolidated financial statements, the Company’s consolidated financial statements hereof are prepared by using such equity-method affiliate’s financial statements for the relevant accounting period.

(3)	Balance Sheet Dates of Consolidated Subsidiaries

The fiscal year of J One Investment Co., Ltd. is the calendar year. The Company’s consolidated financial statements hereof are prepared by using J One Investment’s adjusted financial statements as of the Company’s consolidated balance sheet date.

Japanese GAAP
Consolidation Financial Statements

2.	Segment Information

The segment information for the three months ended June 30, 2003 and 2004 is as follows:

(1)	Business segment information

Business segment information for the three months ended June 30, 2003 is as follows:

	Three Months Ended March 31,
	2003
	Integrated
	Financial	Loan	Other		Intersegment
	Services	Servicing	Businesses	Total	Eliminations	Consolidated

	(in millions)
I. Operating revenues and operating income
Operating revenues:
(1) Operating revenues from third parties	¥10,502	¥865	¥32	¥11,401	¥—	¥11,401
(2) Operating revenues from intercompany sales or transfers	2	—	—	2	(2)	—

Total operating revenues	10,504	865	32	11,403	(2)	11,401

Operating expenses	8,194	641	24	8,860	(2)	8,858

Operating income	2,309	224	8	2,542	0	2,542

Notes:	1.	Classification of business segments

		Business segments are classified by taking into consideration the similarity of the nature and essence of businesses and the operating transactions.

	2.	Main description of each business segment

(1) Integrated financial services:	Provision of loan products to individuals, including consumers, small business owners and sole proprietors
Provision of guarantee services
(2) Loan servicing:	Management, collection and acquisition of specific money claims
(3) Other businesses:	Agent for life or non-life insurance companies
Bridal services

Japanese GAAP
Consolidation Financial Statements

Business segment information for the three months ended June 30, 2004 is as follows:

	Three Months Ended June 30,
	2004
	Integrated
	Financial	Loan	Other		Intersegment
	Services	Servicing	Businesses	Total	Eliminations	Consolidated

	(in millions)
I. Operating revenues and operating income Operating revenues:
(1) Operating revenues from third parties	¥9,208	¥1,410	¥4	¥10,622	¥—	¥10,622
(2) Operating revenues from intercompany sales or transfers	6	—	11	18	(18)	—

Total operating revenues	9,215	1,410	16	10,641	(18)	10,622

Operating expenses	6,562	1,158	28	7,749	(22)	7,726

Operating income	2,652	251	(12)	2,892	3	2,896

Notes:	1.	Classification of business segments

		Business segments are classified by taking into consideration the similarity of the nature and essence of businesses and the operating transactions.

	2.	Main description of each business segment

(1) Integrated financial services:	Provision of loan products to individuals, including consumers, small business owners and sole proprietors Provision of lease and guarantee services

(2) Loan servicing:	Management, collection and acquisition of specific money claims

(3) Other businesses:	Real estate related business Agent for life or non-life insurance companies

(2)	Geographical segment information

Geographical segment information is omitted, as the Company has no subsidiary or office outside Japan during the three months ended June 30, 2003 and 2004.

(3)	Overseas operating revenues

Overseas operating revenues information is omitted, as the Company has no overseas operating revenues during the three months ended June 30, 2003 and 2004.

Japanese GAAP
Consolidation Financial Statements

3.	Operating Data

1)	Consolidated Operating Results

(1)	Operating Revenues by Business Segment

	Three Months Ended June 30,
	2003		2004		Change
		Percentage		Percentage
	Amount	of Total	Amount	of Total	Amount	Percentage

	(in millions except percentages)
Integrated financial services Interest income from notes and loans receivable:
Consumer loans	¥2,574	22.6%	¥1,523	14.3%	¥(1,051)	(40.8)%
Wide loans	3,382	29.7	2,787	26.2	(594)	(17.6)
Small business owner loans	2,872	25.2	2,714	25.6	(157)	(5.5)
Business Timely loans	1,122	9.8	1,196	11.3	74	6.7
Secured loans	43	0.4	223	2.1	179	411.4
Notes receivable	0	0.0	28	0.2	28	—

Total interest income from notes and loans receivable	9,995	87.7	8,474	79.7	(1,521)	(15.2)

Other financial income	0	0.0	0	0.0	0	83.9
Other operating income:
Loan origination fees	206	1.8	258	2.4	52	25.3
Recovery from loans previously charged-offs	227	2.0	185	1.8	(42)	(18.6)
Guarantee fees received	62	0.5	152	1.4	89	142.7
Revenue from leases and installment loans	—	—	113	1.1	113	—
Other	9	0.1	20	0.2	10	110.9

Total other operating income	506	4.4	730	6.9	223	44.1

Sub-total	10,502	92.1	9,204	86.6	(1,297)	(12.4)

Loan servicing
Revenue from purchased loans	865	7.6	1,145	10.8	279	32.3
Other operating income	—	—	264	2.5	264	—

Sub-total	865	7.6	1,410	13.3	544	62.8

Other businesses
Other operating income	32	0.3	8	0.1	(24)	(75.3)

Total	¥11,401	100.0%	¥10,622	100.0%	¥(778)	(6.8)%

Notes:	1)	Business segments presented above are identical to the business segments presented in “2. Segment Information — (1) Business segment information.”

	2)	Consumption taxes are excluded from the amounts presented above.

Japanese GAAP
Consolidation Financial Statements

(2)	Operating Assets by Business Segment

	June 30,
	2003		2004		Change
		Percentage		Percentage
	Amount	of Total	Amount	of Total	Amount	Percentage

	(in millions except percentages)
Integrated financial services
Notes and loans receivable	¥172,768	98.1%	¥131,695	95.4%	¥(41,073)	(23.8)%
Assets held for leases and installment loans	—	—	1,588	1.1	1,588	—

Sub-total	172,768	98.1	133,284	96.5	(39,484)	(22.9)

Loan servicing
Purchased loans receivable	3,291	1.9	4,813	3.5	1,521	46.2

Total	¥176,060	100.0%	¥138,097	100.0%	¥(37,813)	(21.6)%

Notes: 1)	Installment loans included in “Assets held for leases and installment loans” represent the amounts of total installment loans less the amounts of unrealized revenue from installment loans.

2)	Other than those presented above, guaranteed loans outstanding in connection with the credit guarantee business in integrated financial services are as follows:

	June 30,
	2003	2004	Change
	Amount	Amount	Amount	Percentage

	(in millions except percentages)
Guaranteed loans outstanding	¥1,837	¥4,515	¥2,677	145.7%

Note:	The amounts of guaranteed loans outstanding presented above are the amounts before deduction of reserves for guarantee losses.

(3)	Loans Outstanding by Product

	June 30,
	2003			2004			Change
	Number of		Percentage	Number of		Percentage	Number of
	Accounts	Amount	of Total	Accounts	Amount	of Total	Accounts	Amount	Percentage

	(in millions except accounts and percentages)
Consumer loans	100,306	¥38,980	22.6%	6,294	¥1,867	1.4%	(94,012)	¥(37,112)	(95.2)%
Wide loans	35,814	61,870	35.8	33,085	53,070	40.3	(2,729)	(8,799)	(14.2)
Small business owner loan	23,447	53,389	30.9	23,774	54,012	41.0	327	623	1.2
Business Timely loans	14,551	17,127	9.9	16,341	18,762	14.3	1,790	1,635	9.5
Secured loans	276	1,390	0.8	281	3,760	2.8	5	2,369	170.4
Notes receivable	18	11	0.0	137	221	0.2	119	210	—

Total	174,412	¥172,768	100.0%	79,912	¥131,695	100.0%	(94,500)	¥(41,073)	(23.8)%

Note: There were no subsidiaries with any loans outstanding at June 30, 2003 and 2004.

Japanese GAAP
Consolidation Financial Statements

(Reference) The results of operations by quarters for the year ended March 31, 2004 and the year ending March 31, 2005 are as follows:

Year Ending March 31, 2005 (Consolidated)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(April 1, 2004 ~	(July 1, 2004 ~	(October 1, 2004 ~	(January 1, 2005 ~
	June 30, 2004)	September 30, 2004)	December 31, 2004)	March 31, 2005)

	(in millions except per share data)
Operating revenues	¥10,622	—	—	—
Operating income	2,896	—	—	—
Ordinary income	2,753	—	—	—
Income before income taxes	6,089	—	—	—
Net income	3,460	—	—	—
Net income per share (in yen):
Basic	13.68	—	—	—
Diluted	12.42	—	—	—
Total assets	196,971	—	—	—
Shareholders’ equity	61,438	—	—	—
Shareholders’ equity per share (in yen)	242.77	—	—	—
Net cash provided by operating activities	40,800	—	—	—
Net cash used in investing activities	(2,107)	—	—	—
Net cash used in financing activities	(20,880)	—	—	—
Cash and cash equivalents at end of period	38,056	—	—	—

Year Ended March 31, 2004 (Consolidated)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(April 1, 2003 ~	(July 1, 2003 ~	(October 1, 2003 ~	(January 1, 2004~
	June 30, 2003)	September 30, 2003)	December 31, 2003)	March 31, 2004)

	(in millions except per share data)
Operating revenues	¥11,401	¥11,557	¥11,201	¥11,533
Operating income	2,542	3,156	2,935	2,924
Ordinary income	2,485	3,058	2,860	2,707
Income before income taxes	2,282	2,757	2,850	2,883
Net income	1,254	1,529	1,673	1,728
Net income per share (in yen):
Basic	9.92	12.17	13.40	13.28
Diluted	9.92	—	—	12.79
Net income per share after retrospective adjustment (in yen):
Basic	4.96	6.09	6.70	6.64
Diluted	4.96	—	—	6.39
Total assets	196,957	195,600	197,783	207,955
Shareholders’ equity	46,001	46,605	49,051	53,832
Shareholders’ equity per share (in yen)	363.68	377.41	397.22	426.47
Shareholders’ equity per share after retrospective adjustment (in yen)	181.84	188.70	198.61	212.95
Net cash provided by (used in) operating activities	2,043	4,737	1,267	(2,995)
Net cash provided by (used in) investing activities	754	(729)	(1,712)	(497)
Net cash (used in) provided by financing activities	(6,004)	(5,155)	627	4,295
Cash and cash equivalents at end of period	20,405	19,257	19,440	20,243

Note:	On May 20, 2004, NISSIN completed a two-for-one stock split. Per share data figures adjusted retrospectively to reflect the stock split for the year ended March 31, 2004 were added to the presentation.